                                                                Exhibit 11.1


                                      COMPUTATION OF EARNINGS PER SHARE
                                                                            Three Months Ended
                                                                                 March 31,
                                                                      -----------------------------
                                                                         2002               2001
                                                                      ----------          ---------
                                                                     (As restated)
                                                             (In thousands, except share and per share data)

Average common shares outstanding.............................        15,380,960          8,824,643

Average common stock equivalents of
  options outstanding - based on the treasury stock method
  using market price..........................................           294,469             62,407
                                                                     -----------         ----------

Average diluted common shares outstanding.....................        15,675,429          8,887,050
                                                                     ===========         ==========

Net income....................................................       $     4,948         $    2,561

Basic earnings per common share...............................              0.32               0.29

Diluted earnings per common share.............................              0.32               0.29


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